UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Hubbuch, John J.
   4440 Longfellow Dr.


   Plano, TX  75093
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
   01/09/01
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   VP/Cont & Chief Acct Ofc-LII
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security       2)Trans-    3.Trans- 4.Securities Acquired         5)Amount of      6)Ownership Form:    7)Nature of
                          action      action   (A or Disposed of (D)         Securities       Direct (D) or        Indirect
                          Date        Code                                   Beneficially     Indirect (I)         Benefician
                                      ---------------------------------      Owned at                              Ownership
                                                             A               End of Month
                          (Month/                            or
                          Day/Year)   Code V   Amount        D    Price
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Common Stock, par value   12/13/00    A(1) V   13,697       A     $8.1875                      D
$0.01 per share
Common Stock, par value   12/27/00    L(2) V   34           A     $11.2918   116,757           D
$0.01 per share



                                       1

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $8.1875         12/13/00       A     V   42,399                            (3)          12/13/07
(right to buy)





Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative         3)Trans-      7)Title and Amount        8)Price       9)Number of    10)Ownership Form   11)Nature of
Security                      action        of Underlying             of Deri-      Derivative     of Derivative       Indirect
                              Date          Securities                vative        Securities     Security: Direct    Beneficial
                                            -----------------------   Security      Beneficially   (D) or Indirect     Ownership
                                                          Amount or                 Owned at End   (I)
                                                          Number of                 of Month
                  -                         Title         Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option    12/13/00      Common Stock  42,399                    42,399          D
(right to buy)

Explanation of Responses:

(1)  Restricted Stock Award.

(2)  Acquisition made from cash dividends paid into ESPP account.

(3)  The  option  becomes  exercisable  in  three  equal   annual  installments,
commencing one year after the date of grant.

 - Attorney-in-fact  pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: John J. Hubbuch
DATE 04/06/01